Exhibit 99.1

Susquehanna Bancshares, Inc. Repays $200 Million of TARP Funds, Declares Dividend and Announces First Quarter Earnings Webcast Conference Call

LITITZ, Pa.--(BUSINESS WIRE)--April 22, 2010--Susquehanna Bancshares, Inc. (Susquehanna) (NASDAQ:SUSQ) announced that it has redeemed $200 million of the outstanding $300 million of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A, issued to the U.S. Treasury pursuant to the Troubled Asset Relief Program Capital Purchase Program in December 2008.

“Susquehanna participated in the Capital Purchase Program in order to support the Treasury’s efforts to stimulate the U.S. economy, and the capital we received enhanced our capacity to make loans,” said William J. Reuter, Susquehanna Bancshares Chairman and Chief Executive Officer. “During 2009, Susquehanna Bank made new loans totaling $2.3 billion, helping families and businesses in our local communities to achieve their financial goals.”

“We believe it is the right time to redeem a portion of the Capital Purchase Program funds, which will help to improve earnings by reducing the amount we pay in preferred dividends,” Reuter said. “In keeping with our conservative approach to managing the company, we do not expect to redeem the remaining $100 million of preferred stock until we see further evidence of a sustained economic recovery and related improvement in our credit metrics.”

Since receiving the Capital Purchase Program investment in December 2008, Susquehanna Bancshares has paid the U.S. Treasury dividends of more than $19 million.

The redemption price included $200 million of the original investment amount plus approximately $1.8 million of accrued and unpaid dividends. The preferred stock that Susquehanna redeemed for $200 million had a carrying value of $195.2 million (net of a $4.8 million unaccreted discount). As a result of the redemption, Susquehanna will accelerate the accretion of the remaining discount in the second quarter of 2010, reducing net income available to common shareholders by $4.8 million.

Following the redemption, the U.S. Treasury will continue to own $100 million of Susquehanna’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A, as well as a warrant giving the U.S. Treasury the right to purchase up to 3,028,264 shares of Susquehanna’s common stock at a price of $14.86 per share.

Susquehanna also announced that its board of directors has declared a second quarter dividend of $0.01 per common share, payable on May 20, 2010 to shareholders of record May 3, 2010.

Susquehanna expects to release first quarter 2010 earnings results on April 28, 2010. The press release will be posted under “News” in the Investor Relations section of Susquehanna’s Web site at www.susquehanna.net on the same date. Susquehanna also announced it will broadcast its first quarter 2010 conference call over the Internet on April 29, 2010, at 11:00 a.m. Eastern time. The conference call will include management’s discussion of first quarter 2010 results and may also include forward-looking information and financial goals. Investors will have the opportunity to listen to the conference call through a live broadcast on Susquehanna’s Web site. The event may be accessed by selecting "Investor Relations" near the top right of the home page then “Overview” and clicking on the first quarter webcast link. To listen to the live call, please go to the Web site at least fifteen minutes prior to the scheduled start time to download and install any necessary audio software. For those who are unable to listen to the live broadcast, an archived replay and podcast will be available on the Web site shortly after the call concludes.

Susquehanna is a financial services holding company with assets of approximately $14 billion. Headquartered in Lititz, Pa., the company provides banking and financial services at more than 220 branch locations in the mid-Atlantic region. Through Susquehanna Wealth Management, the company offers investment, fiduciary, brokerage, insurance, retirement planning, and private banking services, with approximately $6 billion in assets under management and administration. Susquehanna also operates an insurance brokerage and employee benefits company, a commercial finance company and a vehicle leasing company. Investor information may be requested on Susquehanna’s Web site at www.susquehanna.net.

This release includes forward-looking statements as that term is defined in the U.S. Private Securities Litigation Reform Act of 1995. In particular, this release includes a forward-looking statement regarding Susquehanna’s expectations regarding the redemption of the remaining portion of its Fixed Rate Cumulative Perpetual Preferred Stock, Series A. Forward-looking statements are subject to certain risks and uncertainties including risks relating to Susquehanna's ability to monitor its existing loan portfolio, to find qualified borrowers and to cost-effectively manage its operations, as well as risks relating to changes in consumer confidence, changes in the general economic climate, unforeseen action taken by regulators and the other risks set forth in Susquehanna's filings with the Securities and Exchange Commission. Susquehanna encourages readers of this release to understand forward-looking statements to be strategic objectives rather than absolute targets of future performance. Forward-looking statements speak only as of the date they are made. Susquehanna does not intend to update publicly any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events except as required by law.

CONTACT:
Susquehanna Bancshares, Inc.
MEDIA CONTACT:
Stephen Trapnell, Corporate Communications Manager
(717) 625-6548
communications@susquehanna.net
or
INVESTOR RELATIONS CONTACT:
Abram G. Koser, Vice President Investor Relations
(717) 625-6305
ir@susquehanna.net